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                                                                    Exhibit 10.1





                           PURCHASE AND SALE AGREEMENT



                                 BY AND BETWEEN



                   270 CENTER ASSOCIATES, LIMITED PARTNERSHIP


                                    AS SELLER


                                       AND



                            ARV ASSISTED LIVING, INC.
                            A CALIFORNIA CORPORATION

                                    AS BUYER



                                FEBRUARY 12, 1998


                                      -6-
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Exhibit A                Real Properties
Exhibit B-1              Tangible Personal Property
Exhibit B-2              Trade Names
Exhibit C                All Contracts
Exhibit D                Excluded Assets
Exhibit E                Loan Documents
Exhibit F                Allocations of Purchase Price
Exhibit G                ALTA Table A Requirements
Exhibit H                Exceptions to Disapproved Title Matters



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                           PURCHASE AND SALE AGREEMENT
                                  (270 Center)


                 THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into on February 12, 1998 (the "Effective Date"), by and between 270 CENTER ASSOCIATES, LIMITED PARTNERSHIP, a California limited partnership ("Seller"), and ARV ASSISTED LIVING, INC., a California corporation ("Buyer").

                                    RECITALS

                 A. Seller owns certain real properties improved with assisted living facilities located in the State of California.

                 B. Buyer desires to purchase such properties and rights from Seller and Seller desires to sell such properties and rights to Buyer, on the terms and subject to the conditions contained in this Agreement.

                 C. The properties subject to this Agreement are currently managed by The Hillsdale Group, L.P., a California limited Partnership ("Hillsdale").

                 NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, Buyer and Seller agree as follows:

1.       Purchase and Sale

         1.1 Assets. Subject to all of the terms and conditions of this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the following (all of which are herein collectively called the "Assets"):

                 1.1.1 Those certain real properties described on Exhibit A and all of Seller's right, title and interest in and to all easements, rights and privileges appurtenant thereto, including any right, title and interest of Seller in and to adjacent streets, alleys or rights of way, together with all of Seller's right title and interest in and to and all improvements, structures, equipment and fixtures currently located on or under the land (each such improved real property is herein called an "Owned Property" or "Property" and collectively the "Owned Properties" or "Properties"). The assisted living facilities located on each Property are sometimes individually referred to herein as a "Facility" and collectively as the "Facilities.")

                 1.1.2 All of Seller's right, title and interest in and to (i) all tangible personal property of any kind or nature whether located on each Property or primarily used in connection with the ownership, operation, construction, management, improvement, development or maintenance of such Property (including but not limited to all architectural and engineering plans, specifications and drawings for any existing, proposed or partially completed Facilities and those items of tangible personal property listed on Exhibit B-1), and (ii) all intangible property, if any, owned or held by Seller that pertains primarily to the ownership, operation, construction, development, management,


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improvement, maintenance, use or operation of each Property, including but not limited to all transferable licenses, permits and approvals for the operation, construction, use or development of each Facility, all entitlements, all warranties, guaranties, bonds and indemnities or other coverage (other than insurance policies and proceeds thereof except to the extent provided in Section
4.5 below) relating to a Facility and in effect as of the Closing, except to the extent the foregoing applies to matters for which Seller remains liable after the Closing, all telephone numbers for telephones located at the Facilities, any right, title or interest which each Seller may have in and to any service marks, trademarks, logos or trade names owned or primarily used or employed by Seller in conjunction with the operation of a Facility, specifically including the names noted on Exhibit B-2 and any derivative thereof and any trade marks related thereto and all goodwill associated with a Facility and any of the foregoing, and all original books and records relating to a Facility (except where originals are not available or must be retained by Seller for tax or regulatory purposes, in which event copies will be provided) (collectively, the "Personal Property").

                 1.1.3 All of Seller's right, title and interest in and to any and all contracts and other agreements relating to a Property together with all supplements, amendments and modifications thereto that are listed on Exhibit C, together with any other contracts relating to a Property (not listed on Exhibit
C) which may be terminated by Buyer after the Closing in 30 days or less (collectively, the "Contracts"), other than Seller's right, title and interest in and to any Rejected Contracts (as defined in Section 3.3.2 below). Seller shall use reasonable efforts to list all the Contracts on Exhibit C.

                 Notwithstanding the foregoing, the Assets shall not include those items listed on Exhibit D.

         1.2 Purchase Price The aggregate purchase price of the Assets (the "Purchase Price") shall be the sum of U.S.$49,200,000, which shall include the amount of any Indebtedness (as defined below) which is assumed by the Buyer at the time of the Closing (as defined in Section 2.2) and is not discharged by Buyer in connection with the Closing. Said purchase price shall be allocated among the Properties as set forth on Exhibit E. Buyer and Seller acknowledge that the allocations of the Purchase Price were determined pursuant to arm's length bargaining regarding the fair market values of the Assets. Buyer and Seller hereby agree to be bound by such allocations for purposes of determining any income, gain, loss, depreciation or other deductions in respect of such Assets. Notwithstanding the foregoing, Seller and Buyer will revisit the Exhibit E allocations within sixty (60) days following the Closing and will use best efforts to agree on any necessary adjustment at such time. Buyer and Seller further agree to prepare and file all tax returns (including Form 8594, if applicable) in a manner consistent with such allocations and will not take any position contrary to such allocations in any administrative or judicial proceeding. Notwithstanding the foregoing, if the Internal Revenue Service, or some other governmental taxing authority, challenges the allocations of the Purchase Price set forth on Exhibit E in any administrative or judicial proceeding, Seller or Buyer, as the case may be, shall be allowed to settle or compromise such dispute in such manner as that party determines to be practicable, irrespective of whether such settlement is contrary to the specific terms of this Agreement regarding purchase price allocations. Seller and Buyer will cooperate to keep each other informed of any such proceeding and will use their best efforts to


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cooperate if any issue arises from such proceeding. Seller and Buyer agree to prepare any other financial reports in a manner substantially consistent with such allocations.







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         1.3 The Purchase Price shall be payable as follows:Payment of Purchase
Price

                 1.3.1 Buyer shall be credited with the balance of the principal, interest and other amounts due and/or accrued as of the Closing Date (the "Indebtedness") under those certain loan agreements affecting the Owned Properties and described on Exhibit F (the "Loans"). Buyer shall assume the Indebtedness (subject to the terms of the Indebtedness) effective as of the Closing Date and Seller shall pay any fees or other lender-imposed charges relating to such assumption (the "Assumption Fees"). Notwithstanding the foregoing, if a lender's consent is required in connection with the Closing and such consent is not obtained by Closing, then Buyer shall pay the Indebtedness evidenced by such Loan in full at Closing (provided that, Seller shall pay any prepayment penalties) and acquire such Owned Property free and clear of the Loan. Seller shall cooperate with Hillsdale in obtaining any required lender consents.

                 1.3.2 Prior to the Closing Date, Buyer shall deposit into Escrow the balance of the Purchase Price, subject to adjustment by reason of any applicable prorations and the allocation of closing costs described below. The deposit required by this Section 1.3.2 shall be made by wire transfer of federal funds or in another immediately available form.

         1.4 Certain Definitions. The purchase and sale contemplated by this Agreement is one of three transactions. Said other transactions are referred to herein as the "Hillsdale Transaction" and the "TH Group Transaction," and the purchase and sale agreements governing said transactions are herein called the "Hillsdale Agreement" and the "TH Group Agreement," respectively. (This Agreement, the Hillsdale Agreement and TH Group Agreement are herein referred to singularly and collectively as the "3-Agreements."

2. Opening of Escrow.

         2.1 Escrow; Escrow Holder. On the Effective Date, an escrow (the "Escrow") shall be opened with Chicago Title Company, 388 Market Street, Suite 1300, San Francisco, CA 94111 Attention: Pat Davisson, 415/788-0871 ("Escrow Holder"). (The Effective Date is also referred to herein as the "Opening of Escrow.")

         2.2 Escrow Instructions. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Holder. Seller and Buyer shall promptly execute and deliver to Escrow Holder any separate or additional escrow instructions requested by Escrow Holder which are consistent with the terms of this Agreement. Any separate or additional instructions shall not modify or amend the provisions of this Agreement unless signed by both Buyer and Seller. As used in this Agreement, "Closing" means the consummation of the purchase and sale of Assets contemplated by this Agreement.

         2.3 Closing Date. The Closing shall occur (and Escrow shall close) on or before April 1, 1998 (the "Closing Date").


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3. Actions Pending Closing.

         3.1 Deliveries by Seller.

                 3.1.1 Within ten (10) days after Opening of Escrow, Seller shall deliver to Buyer a copy of a current ALTA or CLTA extended coverage preliminary title report for each Owned Property (each herein called a "PTR" and all collectively the "PTRs") issued by Chicago Title Company (the "Title Company") showing the condition of title to each such Property, and, to the extent available, accompanied by true, correct and legible copies of all documents referred to therein. Seller shall request Title Company to prepare a plat or sketch showing all material easements affecting each such Property. Seller shall provide or cause Hillsdale to provide Buyer with a copy of any existing "as-built" survey for each Property (each herein called a "Survey" and all collectively the "Surveys") in Seller's or Hillsdale's possession or control; provided, however, that if any such Survey meeting at least the minimum ALTA standards (including but not limited to ALTA Table A requirements set forth on Exhibit G hereto) is not available for a Property or cannot be re-certified prior to the Closing to Buyer and to the Title Company to enable the issuance to Buyer of an ALTA extended coverage policy of title insurance for such Property, then Buyer shall not be deemed to have received the PTR for such Property for purposes of Section 3.2 below until the earlier of (i) the date Buyer obtains a Survey certified to Buyer and the Title Company meeting the above requirements for each Property (ii) thirty (30) days after receipt of the other items described in this Section 3.1.1.

                 3.1.2 Prior to the Effective Date Seller has caused, and shall continue to cause Hillsdale to make available to Buyer for inspection and/or copying copies of such non-privileged documents and materials that relate in any material way to a Property that are in Hillsdale's possession, including, without limitation, copies of the following documents if in Hillsdale's possession: all Contracts (including but not limited to tenant leases, Facility Admission Agreements (as defined below), service contracts, employee contracts, maintenance agreements, vendors contracts, construction contracts, architect's agreements, leasing brokerage agreements, parking agreements, consultant agreements, warranties, guaranties, title or casualty insurance policies, management contracts, bonds and all other contracts and agreements relating in any material way to each Property), together with all California Department of Social Services ("DSS") annual surveys of each Property, DHS reports or citations, in each case only relating to the period of Seller's ownership of the Property, fire marshal reports, evidence of zoning, environmental reports, governmental licenses, certificates of occupancy or other permits and approvals, existing surveys of the Property including any as-built surveys for the improvements, wetland reports, soils reports, architectural drawings, plans and specifications, engineering tests and structural or other reports prepared for each Property or each Facility (collectively, the "Reports"), and all sources of revenue and expenses (including but not limited to tax bills or assessments and utilities bills), correspondence, claims, notices and other books and records related to each Property, whether audited or unaudited (collectively, the "Records").



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         3.2 Buyer's Review of Title.

                 3.2.1 Buyer shall have ten (10) days following the receipt of each PTR for an Owned Property (an "Owned PTR") within which to deliver to Seller written notice of Buyer's disapproval of any matters materially adversely affecting title as shown on any Owned PTR ("Disapproved Exceptions"); provided, however, Disapproved Exceptions shall not include the Loans to be assumed by Buyer pursuant to Section 1.3.2, those matters listed on Exhibit H or any easement, encroachment, right or other non-monetary lien that in Buyer's reasonable determination does not materially and adversely affect any Owned Property. Buyer's failure to provide such notice on or before such date shall constitute Buyer's approval of the condition of title as shown on the Owned PTRs.

                 3.2.2 If Buyer timely notifies Seller of its Disapproved Exceptions, Seller shall remove all monetary Disapproved Exceptions from title at Closing and, subject to Section 8.1.2 below, shall use reasonable efforts to remove all non-monetary Disapproved Exceptions from title before the Closing Date.

                 3.2.3 Except for the Disapproved Exceptions, all (i) exceptions to title shown on an Owned PTR, (ii) current installments of general and special real property taxes and assessments which are a lien not yet delinquent, and
(iii) any encumbrance arising from the acts or omissions of Buyer, are herein called the "Permitted Exceptions."




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         3.3 Buyer's Review of the Property, Reports, Records and Contracts.

                 3.3.1 Buyer's Review of the Property. Buyer acknowledges that prior to the Effective Date Seller and Hillsdale provided Buyer with access to the Properties and to the Contracts, Reports and Records (defined in Sections
1.1.2 and 3.1.2), and that Buyer has completed its financial and market-related reviews of the Properties. On or before March 16, 1998 (the "Inspection Completion Date"), Buyer shall have (i) caused the preparation of, obtained and reviewed all such follow-up structural and mechanical engineering and environmental reports for each Property as Buyer considers reasonably necessary, and (ii) completed its review of all license transfer and other regulatory compliance matters for each Property. Seller agrees to grant to Buyer, its agents, employees, representatives or contractors (collectively, "Buyer's Agents"), at Buyer's expense, the right, upon twenty-four (24) hours prior written or oral notice to Seller, to enter onto the Properties solely for the purpose of conducting such reviews and inspections. Buyer shall conduct all such inspections in a reasonable manner consistent with and not likely to disturb the normal operations of Buyer or of Hillsdale and so as to minimize any disruption to the residents of the Properties. Such inspections may include the right to conduct such groundwater and other engineering or geological tests on the Properties as Buyer deems necessary; provided, however, that Seller's prior consent (not to be unreasonably withheld or delayed) shall be required as to the method used and the location of any invasive tests or borings. Seller shall have the right to have one or more of its or Hillsdale's representatives or agents accompany Buyer and Buyer's Agents at all times while Buyer or Buyer's Agents are on a Property. Promptly after undertaking any testing or inspection, Buyer shall restore each Property to its condition prior to any such test or inspection. Upon Seller's request, Buyer shall provide Seller with the results of any test, report, study or other document or information obtained by Buyer in connection with any of its inspections. Buyer shall, at its sole cost and expense, clean up any Property, in whatever manner necessary, due to any contamination or disturbance caused by Buyer's or Buyer's Agents so that such Property shall be returned to as good condition as existed prior to such entry. If, after the Effective Date and on the basis of such inspections and clauses
(i) and (ii) only, Buyer discovers any matter that materially adversely affects Buyer's intended use, management, development, ownership or operation of a Property (an "Objection Item"), then on or before the Inspection Completion Date Buyer shall notify Seller in writing of all such Objection Items. Buyer's failure to provide such notice on or before the Inspection Completion Date shall constitute Buyer's approval of all such matters and of the condition of each Property. All Objection Items shall be subject to Section 8.1.2 below. Notwithstanding anything to the contrary, no matter pertaining to the Rossmoor RCFE shall be considered an Objection Item except only for the amount by which the aggregate cost of matters affecting the structural frame is greater than $1,500,000.

                 3.3.2 Buyer's Review of the Contracts. On or before the Inspection Completion Date, Buyer shall notify Seller in writing of those Contracts listed on Exhibit C that Buyer does not wish to assume at Closing. Seller shall cause or cause Hillsdale to cause all such Contracts to be terminated at or after the Closing in the shortest time permissible under such Contracts, provided such Contract can be terminated in accordance with its terms, without penalty or liability to Buyer (such Contracts to be terminated are herein collectively, the "Rejected Contracts"). Without limiting any other provision of this Agreement, from and after the Closing Seller shall remain solely responsible for all obligations and liability of Seller under all Rejected Contracts. Buyer shall not

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have any responsibility or liability under any Rejected Contract from and after the Closing; provided, however, that notwithstanding the foregoing, Buyer shall assume at Closing all Facility Admission Agreements (as defined below) to which Seller is a party in effect at each Property at Closing.

                 3.3.3 Confidentiality. Any and all information that Buyer and/or Buyer's Agents discover, obtain or generate in connection with or resulting from Buyer's Inspection and work under Section 3.3 hereof, shall be subject to the terms of that certain confidentiality agreement between Buyer and Hillsdale dated December 30, 1997 (the "Confidentiality Agreement").

         3.4 Operation of Property Pending Closing. During the period from the date hereof until the Closing Date, Seller and Hillsdale, as manager, shall continue to operate and maintain each Facility in the ordinary course of business and in a manner consistent with Seller's past practice (including retaining Hillsdale as manager) and will not take any action or fail to take action that would be inconsistent with this Agreement or the consummation of the Closing. Without limiting the generality of the foregoing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not:

                 (a) sell, assign, transfer or encumber any of the Assets or any interests therein (whether by operation of law or otherwise), except for inventory sold in the ordinary course of business; provided, however, that Seller shall at all times maintain and sell inventory consistent with its past practices;

                 (b) enter into any new lease, contract, agreement or other understanding relating to or affecting in any way any of the Assets, except in the ordinary course of business and consistent with past practices;

                 (c) extend, amend, modify or terminate any management agreement or other Contract which Buyer has elected to assume as provided in Section 3.3.2 above except for non-material contracts and in the ordinary course of business (of which Seller shall give Buyer notice);

                 (d) Intentionally Omitted;

                 (e) allow or permit to be done any act by which any of the policies of insurance with respect to any Property may be suspended, impaired or canceled;

                 (f) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Seller's past practice inoperable, worn-out or obsolete or destroyed Assets;

                 (g) make any settlement or compromises with tax authorities relating to the Assets.

                 (h) remove any tangible Personal Property from a Property unless it is replaced with a comparable type and equal quality and quantity as existed as of the time of such removal; or

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                 (i) fail to maintain in existence all licenses, permits and approvals necessary or appropriate for the ownership, operation, management, use or maintenance of any Property.

        3.5 Communications with Customers and Suppliers; Public Disclosure. Seller, Hillsdale and Buyer shall mutually agree upon all communications with suppliers, customers and clients relating to this Agreement, the Hillsdale Agreement and the TH Group Agreement and the transactions contemplated thereunder prior to the Closing Date. Prior to and after the Closing, neither party shall release to the public any information with respect to this Agreement, the Hillsdale Agreement and the TH Group Agreement and the transactions contemplated hereby except as mutually approved in advance by Buyer, Hillsdale and Seller, such approval not to be unreasonably withheld or delayed; provided however, to the extent (and only to the extent) that any of Buyer, Hillsdale or Seller is required by judicial process or by law to release any such information, such approval of the other party shall be sought but need not be obtained as a condition to such release. The provisions of the immediately preceding sentence shall survive the Closing or any termination of this Agreement.

4. Representations and Warranties.

         4.1 Representations and Warranties of Buyer. Buyer hereby represents, warrants and covenants to and agrees with Seller that each of the representations and warranties set forth below in this Section 4.1 is true in all material respects as of the Effective Date.

                 4.1.1 Buyer's Authority. Buyer has full power to execute and deliver this Agreement and all related documents, and to carry out the transactions contemplated herein. This Agreement is valid, binding and enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by creditors' rights, laws and applicable principles of equity. Each individual executing this Agreement on behalf of Buyer represents and warrants to Seller that he or she is duly authorized to do so and thereby to bind Buyer.

                 4.1.2 Availability of Funds. Buyer has available funds to pay the Purchase Price.

         4.2 Representations and Warranties of Seller. Seller hereby represents, warrants and covenants to and agrees with Buyer that each of the representations and warranties set forth below in this Section 4.2 is true in all material respects as of the Effective Date.

                 4.2.1 Seller's Authority. Seller has full power to execute and deliver this Agreement and all related documents, and to carry out the transactions contemplated herein. This Agreement is valid, binding and enforceable against Seller in accordance with its terms except as such enforceability may be limited by creditors' rights, laws and applicable principles of equity. Each individual executing this Agreement on behalf of Seller represents and warrants to Buyer that he or she is duly authorized to do so and thereby to bind Seller.

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         4.3 Reaffirmation. The representations and warranties of Buyer and
Seller set forth in Sections 4.1 and 4.2 are true and correct in all material respects as of the date of this Agreement. The Closing shall constitute Buyer's and Seller's re-affirmations of those representations and warranties as of the Closing. At either party's election, however, such party may require the other party to execute a document reaffirming those representations and warranties and deliver the same to the requesting party upon the Closing. Each party shall be entitled to rely upon those representations and warranties by the other party, notwithstanding any inspection or investigation of the Property which was made or could have been made by Buyer.





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         4.4 Condemnation. If, prior to Closing, any portion of any Property shall be condemned or becomes the subject of any pending or threatened condemnation action, Seller shall promptly notify Buyer thereof. If the condemnation or the pending or threatened condemnation action relates to all or, in Buyer's reasonable opinion, a significant portion of any Property (where "significant portion" means that Buyer would be unable to operate or manage the Facility in substantially the same manner as currently being operated or managed by Seller if such portion of the Property were taken by condemnation), Buyer shall have the right to terminate the 3-Agreements on written notice to Seller delivered within five (5) business days after receipt of Seller's notice. Buyer's failure to deliver such notice within such five (5) business day period shall irrevocably constitute Buyer's election to acquire the Property under this Agreement and the other 3-Agreements. In the event Buyer exercises its termination rights hereunder, all of the 3-Agreements shall be terminated. In the event Buyer elects not to so terminate the 3-Agreements then the Agreements shall remain in full force and effect, regardless of such condemnation or threatened or pending action, and Seller shall assign to Buyer all of its rights, if any, as owner of the Condemned Property, as the case may be, to any condemnation award and all claims in connection therewith, and Buyer shall have the right during the pendency of this Agreement to participate with Seller in the condemnation proceeding and, after the Closing, the sole right to negotiate and otherwise deal with the condemning authority in respect of such matter.

         4.5 Damage or Destruction. In the event of any damage to or destruction of a Property prior to the Closing, Seller shall promptly notify Buyer thereof. If, in Buyer's reasonable opinion, all or a significant portion of the Property has been damaged (where "significant portion" means that Buyer would, because of such damage, be unable for a period greater than three (3) months to operate or manage the Facility in substantially the same manner as currently being operated or managed by Seller), Buyer shall have the right to terminate the 3-Agreements on written notice to Seller delivered within five (5) business days after receipt of Seller's notice. Buyer's failure to deliver such notice within such five (5) business day period shall irrevocably constitute Buyer's election to acquire the Properties under all of the 3-Agreements. If Buyer exercises its termination rights hereunder, all of the 3-Agreements shall be terminated. In the event Buyer elects not to so terminate the 3-Agreements, then the 3-Agreements shall remain in full force and effect, regardless of such damage or destruction, Seller shall have no obligation to repair any such damage or destruction, Seller shall assign to Buyer all of its rights to any insurance proceeds and all claims in the connection therewith and Buyer shall be credited at the Closing with the deductible portion of such proceeds. Seller agrees during the period between the Effective Date and the Closing Date to carry rental loss insurance on the Properties covering a period of 24 months.

         4.6 Cooperation. In connection with Buyer's assumption of the Indebtedness, Buyer agrees to provide to Seller, upon request, such reasonable financial and other information regarding Buyer as may be requested by any lender under the Loan, and such information as may be required under Section 5.9 of the Hillsdale Agreement as if Buyer were Hillsdale with respect thereto.


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5. Intentionally Omitted.

6. Conditions To Closing.

         6.1 Conditions to the Obligations of Buyer. Subject to the provisions of Section 8 below, the obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver, on or before the Closing Date, of the following conditions:

                6.1.1 Concurrent Closings. The Hillsdale Transaction and the TH Group Transaction shall be closed concurrently with the Closing.

         6.2 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver, on or before the Closing Date, of the following conditions:

                6.2.1 Concurrent Closings. The Hillsdale Transaction and the TH Group Transaction shall be closed concurrently with the Closing.

7. Closing

         7.1 Deposits into Escrow

                7.1.1 Deposits by Seller. At least one (1) business day prior to the Closing Date, Seller shall deposit into Escrow:

                        (a) Grant deeds conveying fee simple title to each Owned Property to Buyer (the "Deeds") on the Title Company's form and reasonably acceptable to Buyer and in all cases subject only to the Permitted Exceptions (defined in Section 3.2.3). Evidence of delivery of such title to the Owned Properties shall be issuance by Title Company of an ALTA Extended Coverage Policy of Title Insurance (1992) covering each Owned Property in the amount of the Purchase Price allocated for each such Owned Property as shown on Exhibit E, insuring Buyer as the owner of each Property as of the Closing Date, subject only to the Permitted Exceptions in each case (collectively, the Title Policy"); provided that, Seller shall pay only the cost of a standard coverage owner's and Buyer shall pay the excess premium required.

                        (b) An affidavit or qualifying statement which satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Non-Foreign Affidavit").

                        (c) A Withholding Exemption Certificate on Form 590, or if Seller is a non-California resident, a certificate issued by the California Franchise Tax Board, pursuant to the Revenue and Taxation Code Sections 18805 and 2613 1, stating either the amount of withholding


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

required from Seller's proceeds or that Seller is exempt from such withholding requirement (the "Withholding Certificate").

                        (d) The document required by Section 4.3, if required by Buyer.

                        (e) Any required Consents.

                        (f) A counterpart original of a Bill of Sale ("Bill of Sale"), duly executed by Seller, assigning and conveying to Buyer all of Seller's right, title and interest in and to the Personal Property for each Property (and shall include, as an exhibit thereto, a list of the furniture, fixtures and equipment owned by Seller for each Property to the extent reasonably obtainable), and reasonably satisfactory in form and substance to each party.


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                        (g) A counterpart original of an Assignment and
Assumption Agreement (the "Assignment and Assumption Agreement"), duly executed by Seller, assigning all of Seller's right, title and interest in and the Contracts affecting each Property and the Facility Admission Agreements, and reasonably satisfactory in form and substance to each party.

                  7.1.2 Deposits by Buyer. Except as otherwise provided herein, at least one (1) business day prior to the Closing Date, Buyer, and to the extent applicable, Hillsdale shall deposit into Escrow:

                        (a) Funds in accordance with the provisions of Section 1.3.

                        (b) The document required by Section 4.3, if required by Seller.

                        (c) A counterpart original of the Assignment and Assumption Agreement, duly executed by Buyer, assuming all of Seller's obligations in and the Contracts affecting each Property and the Facility Admission Agreements, and reasonably satisfactory in form and substance to each party.

                  7.1.3 Other Deposits. Seller and Buyer and, if applicable, Hillsdale, shall each deposit such other instruments, duly executed and acknowledged or notarized where appropriate, and funds as are reasonably required by Escrow Holder or otherwise required to close Escrow and consummate the sale and transfer of the Assets in accordance with the terms of this Agreement and to issue the Title Policy (including but not limited to any owner's affidavit reasonably required by Title Company in connection therewith).

         7.2 Prorations.

                  7.2.1 Prorated Items. The following prorations shall be made as of 12:01 a.m. on the day the Closing occurs on the basis of a 365-day year. At least five (5) business days prior to the Closing Date, Escrow Holder shall deliver to Seller and Buyer a tentative closing and proration schedule setting forth a preliminary determination of all closing costs described below and the following prorations:

                        (a) Rentals, prepaid rentals and prepaid payments for each Property, together with any and all accrued interest thereon (collectively, "Rent") shall be prorated on the basis that Buyer shall receive a credit for all Rent which Seller has actually received before the Closing which is allocable to the period after the Closing. Buyer shall be obligated to use reasonable efforts to pursue for the benefit of Seller the collection of Rent not received as of the Closing which is allocable to the period prior to the Closing. Buyer shall also cooperate with Seller in Seller's efforts to collect such Rent. Seller shall be entitled to any such Rent collected after the Closing if and when received by either Buyer or Seller to the extent such payment specifically indicates that it is for a period prior to Closing; provided, however, as to Rent from self-pay private pay patients and residents only, whether or not designated as for a period prior to Closing, Buyer shall first be entitled to apply such rent to any post-closing current or delinquent Rent of such patients or residents and to deduct therefrom any reasonable third-party costs incurred by Buyer in collection thereof.

                        (b) Real estate taxes and assessments shall be prorated as of the Closing on the basis of the most recent tax statement for each .

                        (c) All utility charges, costs of maintenance, and other items of expense for each Property shall be prorated as of the Closing on the basis of schedules prepared by Seller for that purpose and reasonably approved by Buyer, with post-closing adjustments made between Seller and Buyer by cash payment upon demand to the party entitled thereto.

                        (d) For purposes of calculating prorations under this
Section 7.2, except as otherwise set forth herein, all items of income and expenses for the period prior to the Closing Date will be for the account of Seller, and all items of income and expense for the period on and after the Closing Date will be for the account of Buyer.

                        (e) All other items customarily prorated as of the Closing Date in similar transactions shall be calculated by Escrow Holder on the basis of information obtained by Escrow Holder or provided by Seller or Buyer at the request of Escrow Holder, in accordance with Escrow Holder's normal policies and practices.

         7.3 Payment of Closing Costs.

                  7.3.1 Closing Costs Borne by Seller. Seller shall bear and Escrow Holder shall discharge on Seller's behalf out of the sums payable to Seller hereunder one-half (1/2) of Escrow Holder's fee, the portion of the costs associated with the standard coverage premium for each Title Policy for each Property in the amount of the allocated Purchase Price, the cost of any existing Surveys as provided in Section 3.1.1, the documentary transfer tax, if any, required in connection with the transfer of the Owned Properties to Buyer, the sums necessary to obtain and the cost of recording any reconveyance required by this Agreement, any prepayment or other charges arising from the prepayment by Seller of any Indebtedness where a required lender's consent to the transfer could not be obtained (as provided in Section 1.3.2), any transfer taxes, assumption fees or other charges arising as a result of the assumption of the Indebtedness by Buyer, and any additional costs and charges customarily charged to sellers in transactions of this type in accordance with common escrow practices in the county in which each Owned Property is located.

                  7.3.2 Closing Costs Borne by Buyer. Buyer shall deposit with Escrow Holder, at least one (1) day prior to Closing, for disbursement by Escrow Holder, one-half (1/2) of Escrow Holder's fee, all costs and expenses of the Title Policy for each Owned Property in excess of the premium to be borne by Seller (including, without limitation, any additional premium charged for any extended coverage policy or endorsements requested by Buyer and the cost of updating or re-certifying any existing Survey or obtaining any New Survey as provided in Section 3.1.1 which may be required by the Title Company in connection therewith), all sales and use taxes, if any, required in connection with the transfer of the Personal Property to Buyer resulting from its purchase of the

Owned Properties, the recording fees, if any, required in connection with the transfer of the Owned Properties to Buyer, the HSR Act filing fees, and any additional charges customarily charged to buyers in transactions of this type in accordance with common escrow practices in the county in which each Owned Property is located.

         7.4 Closing of Escrow

                  7.4.1 Escrow Holder shall hold the Closing on the Closing Date if: (i) it has received in a timely manner all the funds and materials required to be delivered into Escrow by Buyer and Seller; and (ii) it has received assurances satisfactory to Escrow Holder that, effective as of the Closing, the Title Company will issue to Buyer the standard or extended Title Policies, as applicable pursuant to Section 7.6, with respect to each Property.

                  7.4.2 To Close the Escrow, Escrow Holder shall:

                             (a) Cause the Deeds to be recorded and thereafter
mailed to Buyer, and deliver to Buyer duly executed originals of the Bill of Sale, Assignment and Assumption Agreement, the Required Consents, the Non-Foreign Affidavit and Withholding Certificate and the accrued interest on the Deposit; and

                             (b) Deliver to Seller duly executed originals of
the Assignment and Assumption Agreement, and the wire transfer of federal funds in the amount of the Purchase Price plus or less any net debit or credit to Seller by reason of the prorations and allocations of closing costs provided for in this Agreement.

                  7.4.3 Pursuant to Section 6045 of the Internal Revenue Code, Escrow Holder shall be designated the closing agent hereunder and shall be solely responsible for complying with the tax reform act of 1986 with regard to reporting all settlement information to the Internal Revenue Service.

         7.5 Possession. Possession of the Assets (including all keys, lock combinations and similar items to gain access thereto) shall be delivered to Buyer effective as of 12:01 a.m. on the Closing Date.

         7.6 Title Insurance. At Closing, Title Company shall issue, or re-issue with such endorsements as may be required in connection with the assignment of the Assets, an ALTA Extended Coverage Policy of Title Insurance (1992) covering each Owned Property subject only to the Permitted Exceptions in each case (collectively, the "Title Policy"), in the amount of the Purchase Price allocated for each such Owned Property as shown on Exhibit F, insuring Buyer's interest in or as the owner or tenant of each applicable Property as of the Closing Date; provided, that Seller shall pay only the cost of a standard coverage owner's policy for each Owned Property and each Leased Property (to the extent obtainable) and Buyer shall pay the excess premium required for each Property.

8. Termination; Remedies.

         8.1 Right to Terminate.

                  8.1.1 Termination Rights. Subject to the provisions of Section 8.1.2, this Agreement may be terminated at any time after April 30, 1998 if the Closing has not occurred by such date, time being of the essence:

                             (a) By the mutual written agreement of the parties;

                             (b) By Buyer, if any condition set forth in Section
6.1 has not been satisfied;

                             (c) By Seller, if any condition set forth in
Section 6.2 has not been satisfied.

                  8.1.2 Default by Seller; Change in Circumstances. Notwithstanding anything to the contrary contained in this Agreement, (i) if Seller fails to disclose one or more matters which were required to be disclosed in the Disclosure Schedule or if a change in circumstances occurs after the Effective Date, where, in either event, any of Seller's representations and warranties in Section 4 of this Agreement will not be accurate in any material respect as of the Closing Date, or (ii) if Seller materially breaches any of its warranties, representations, covenants, agreements and obligations hereunder and fails to cure such breach in a timely manner and prior to Closing, or (iii) if Buyer has timely notified Seller of a Disapproved Exception under Section 3.2.1 above and such Disapproved Exception will not be removed by Closing, or (iv) if Buyer has timely notified Seller of any Objection Item under Section 3.3.1 above and such Objection Item will not be removed or cured by Closing (the matters described in the foregoing clauses (i)-(iv) are collectively called the "Problems") then such Problems will be aggregated with the Problems under the Hillsdale Agreement and the TH Group Agreement and be subject to the provisions of Section 8.1.3 of the Hillsdale Agreement. If as a result of the provisions of such Section 8.1.3 of the Hillsdale Agreement the Purchase Price of any Property hereunder needs adjusting, Seller will so adjust such Purchase Price.

         8.2 Cross Default. Notwithstanding anything to the contrary, (a) the termination (without Closing) of the transaction under any of the 3-Agreements shall cause the termination of this Agreement, (b) the material breach by Seller or Hillsdale under any of the 3-Agreements giving rise to a claim for specific performance by Buyer shall constitute a default by Seller under all of the 3-Agreements and (c) the material breach by Buyer under any of the 3-Agreements giving rise to a claim for liquidated damages by Seller or Hillsdale shall constitute the default by Buyer of all three agreements.

9. General Provisions.

         9.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

         9.2 Entire Agreement. This Agreement and the Confidentiality Agreement and the other 3-Agreements contain the entire integrated agreement between the parties respecting the subject matter of this Agreement and supersedes all prior understandings and agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement which are not fully expressed in this Agreement and the Confidentiality Agreement and the other 3-Agreements. The terms of this Agreement and the Confidentiality Agreement and the other 3-Agreements are intended by the parties as a final expression of their agreement with respect to those terms and they may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that this Agreement and the Confidentiality Agreement and the other 3-Agreements constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever other than the Confidentiality Agreement and the other 3-Agreements may be introduced in any judicial proceeding involving this Agreement.

         9.3 Legal Advice, Neutral Interpretation; Headings. Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

         9.4 Choice of Law. This Agreement shall be governed by the laws of the State of California.

         9.5 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

         9.6 Waiver of Covenants, Condition or Remedies. The waiver by one party of the performance of any covenant, condition or promise under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by it of any other covenant, condition or promise under this Agreement. The waiver by either or both parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy provided in this Agreement shall not be a waiver of any consistent remedy provided by law, and the provision in this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.

         9.7 Exhibits. All exhibits to which reference is made in this Agreement and which are attached hereto are deemed incorporated in this Agreement.

         9.8 Amendment. This Agreement may be amended at any time by the written agreement of Buyer and Seller. All amendments, changes, revisions and discharges of this Agreement, in whole or in part, and from time to time, shall be binding upon the parties despite any lack of legal consideration, so long as the same shall be in writing and executed by the parties hereto.

         9.9 Relationship of Parties. The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other.

         9.10 No Third Party Benefit. Except as to the parties to the 3-Agreements, this Agreement is intended to benefit only the parties hereto and no other person or entity has or shall acquire any rights hereunder.

         9.11 Time of the Essence. Time shall be of the essence as to all dates and times of performance, whether contained herein or contained in any escrow instructions to be executed pursuant to this Agreement, and all escrow instructions shall contain a provision to this effect.

         9.12 Further Acts. Each party agrees to perform any further acts and to execute, acknowledge and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         9.13 Recordation, Actions to Clear Title. Buyer shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document which would cause a cloud on the title to any of the Properties. If Buyer fails to complete its purchase of the Assets for any reason, or if this Agreement shall terminate for any reason not due to Seller's default hereunder, then upon Buyer's receipt of all sums to which it is entitled under Section 8.1.3(c) and 8.2.1 of the Hillsdale Agreement, Buyer shall, at no cost to Seller, promptly execute, acknowledge and deliver to Seller, all within ten (10) days after written request from Seller, a quitclaim deed prepared by Seller at no cost to Buyer and reasonably satisfactory to Buyer, in recordable form, in favor of Seller and any other documents reasonably requested by Seller to remove the cloud on title to the Properties that may exist as the result of the existence of this Agreement or any escrow relating to this Agreement. In the event Buyer fails to so execute and deliver any such document, in addition to any damages payable to Seller pursuant to this Agreement, Buyer shall pay all losses, damages, costs and expenses, including but not limited to Seller's reasonable attorneys' fees, incurred in connection with Buyer's breach of its obligations under this Section 9.13 or the clearing of any such cloud on title.

         9.14 Attorneys' Fees. In the event of any litigation involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either party under this Agreement, the prevailing parry shall be entitled to recover from the other such attorneys' fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation. All other attorneys' fees and costs relating to this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

         9.15 Brokers. Except as to a fee to be paid by Hillsdale to Fremont Realty Capital, L.L.C., Buyer and Seller each represents and warrants to the other that (a) it has not dealt with any brokers or finders in connection with the purchase and sale of the Assets and (b) insofar as such party knows, no other broker or other person is entitled to any commission or finder's fee in connection with the purchase and sale of the Assets. Seller and Buyer each agrees to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage fee, commission or finder's fee which is payable or alleged to be payable to any broker or finder because of any agreement, act, omission or statement of the indemnifying party.

         9.16 Manner of Giving Notice. All notices and demands which either party is required or desires to give to the other shall be given in writing by personal delivery, express courier service or by telecopy followed by delivery promptly thereafter of a hard copy to the address or telecopy number set forth below for the respective party, provided that if any party gives notice of a change of name, address or telecopy number notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or a demand is being given.

         To Seller:
                                        270 Center Associates
                                        c/o Fremont Properties, Inc.
                                        50 Fremont, Suite 3500
                                        San Francisco, CA 94105
                                        Attention:  Mark H. Simpson
                                        Telephone:  (415) 284-8160
                                        Facsimile:  (415) 284-8504
                                        with a copy to:

                                        The Fremont Group
                                        50 Fremont, Suite 3700
                                        San Francisco, CA 94105
                                        Attention:  General Counsel
                                        Telephone:  (415) 284-8700
                                        Facsimile:  (415) 512-5121

         To the Buyer:                  ARV Assisted Living, Inc.
                                        245 Fischer Avenue, Suite D-1
                                        Costa Mesa, CA 92626-4539
                                        Attention:  Howard Phanstiel
                                        Telephone:  (714) 435-4334
                                        Facsimile:  (714) 435-7102

                                        With copies to:

                                        ARV Assisted Living, Inc.
                                        245 Fischer Avenue, Suite D-1
                                        Costa Mesa, CA 92626-4539
                                        Attention: General Counsel

                                        Latham & Watkins
                                        650 Town Center Drive, 20th floor
                                        Costa Mesa, CA 92626-1925
                                        Attn: David C. Meckler or
                                        Joseph I. Bentley
                                        Telephone: (714) 540-1235
                                        Facsimile: (714) 755-8290

         9.17 Survival. Except as may be otherwise specified in this Agreement the representations or warranties of Seller made in this Agreement shall survive the Closing for a period of twelve (12) months only. All other indemnities contained in this Agreement or in the Deeds or other assignments, bills of sale or exhibits or schedules thereto executed and delivered by Buyer and Seller at the Closing shall survive the Closing and the consummation of the purchase and sale of the Assets.

         9.18 Assignment. Except as otherwise provided in this Agreement, neither Buyer nor Seller may assign its interest in this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, that Buyer without such consent may assign all such interest, rights and obligations to any affiliated entity controlled, controlling or under common control with Buyer which shall assume all such obligations and liabilities hereunder, but without releasing Buyer therefrom without Seller's prior written consent.

         9.19 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the last day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in California, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m. California time.

         9.20 Tax-Deferred Exchange. In the event that Seller so elects, Buyer agrees to accommodate Seller in effecting a tax-deferred exchange of the Properties under Internal Revenue Code Section 1031, as amended, at no cost to Buyer. In connection therewith, Seller shall have the right to assign its rights under this Agreement; provided, however, that Seller shall not be released from any of its obligations hereunder as a result of such assignment; and provided, further, such accommodation by Buyer shall not require Buyer to take title to any property other than the Properties.

                 IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

"SELLER"                   270 CENTER ASSOCIATES, LIMITED PARTNERSHIP,
                        a California limited partnership

                             By: Fremont Properties, Inc., its general partner

                                       By: /s/ Mark H. Simpson
                                          -----------------------------------
                                       Mark H. Simpson, President

"BUYER":                   ARV ASSISTED LIVING, INC.
                           a California corporation

                            By: /s/ Sheila M. Muldoon
                                 --------------------------------------------
                                 Sheila M. Muldoon, Vice President

"HILLSDALE"                THE HILLSDALE GROUP, L.P.,
                           only with respect to its obligations
                           hereunder as manager

                           By: Hillsdale Advisors, L.L.C., its general partner

                              By: Fremont Group, L.L.C., its managing member

                                   By: /s/ Mark H. Simpson
                                       --------------------------------------
                                   Its: Managing Director